
   Schedule of Year-To-Date Principal and Interest Distributions
                           to
                  Certificateholders

                                                                      Ending
Class           Interest         Principal          Losses            Balance
A1             3677951.48       7372113.73               0        682243792.53
A2             6272555.16      25903325.22               0       1280106875.43
OC                      0                0               0         87585338.59
R               174619.67                0               0                   0

